EXHIBIT 21

List of Subsidiaries

Subsidiaries of The Healing Company Inc.:

NOEO, GmbH, a German Corporation, 100% controlled

NOEO, Inc., a Nevada Corporation, 100% controlled

HLCO Borrower LLC, a Delaware Corporation, 100% controlled

Subsidiary of HLCO Borrower LLC:

Your Super HLCO LLC, a Delaware Corporation, 100% controlled